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                                                              EX-99.B15(b)(vii)


                               DISTRIBUTION PLAN

                             Aggressive Growth Fund
                                (Class B Shares)


             WHEREAS, Stagecoach Funds, Inc. ("Company") is an open-end, management investment company and is registered as such under the Investment Company Act of 1940, as amended ("Act"); and

             WHEREAS, the Company desires to adopt a Distribution Plan ("Plan") pursuant to Rule 12b-1 under the Act on behalf of the Class B Shares of the Aggressive Growth Fund ("Fund") and the Board of Directors, including a majority of the Qualified Directors (as defined below), has determined that there is a reasonable likelihood that adoption of the Plan will benefit the Fund and its Class B shareholders;

             NOW THEREFORE, the Fund hereby adopts the Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

             Section 1. Pursuant to the Plan, the Company may pay to Stephens Inc. ("Distributor"), as compensation for distribution-related services provided, or reimbursement of distribution-related expenses incurred, a monthly fee at an annual rate of up to 0.75% of the Fund's average daily net assets attributable to Class A Shares. The actual fee payable to the Distributor shall, within such limit, be determined from time to time by mutual agreement between the Company and the Distributor. The Distributor may enter into selling agreements with one or more selling agents under which such agents may receive compensation for distribution-related services from the Distributor, including, but not limited to, commissions or other payments to such agents, provided such payments are primarily intended to result in the sale of shares. The Distributor may retain any portion of the total distribution fee payable hereunder to compensate it for distribution related services provided by it or to reimburse it for other distribution- related expenses.

             Section 2. The Plan shall be effective on the date upon which it is approved by "vote of a majority of the outstanding voting securities" (as defined below) of Class B Shares of the Fund and a majority of the Directors of the Company, including a majority of the Qualified Directors (as defined below), pursuant to a vote cast in person at a meeting (or meetings) called for the purpose of voting on the approval of the Plan.

             Section 3. The Plan (and each related agreement) will continue in effect for one year from its effective date, unless earlier terminated in accordance with its terms, and will remain in effect from year to year thereafter if such continuance is specifically approved at least annually by vote of a majority of both (a) the Directors of the Company and (b) the Qualified Directors, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.





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             Section 4.        The Company shall provide to the Company's Board
of Directors and the Directors shall review, at least quarterly, a written report of the amounts expended by the Company under the Plan and each related agreement and the purposes for which such expenditures were made.

             Section 5. The Plan may be terminated at any time by vote of a majority of the Qualified Directors or by vote of a majority of the outstanding voting securities of Class B Shares of the Fund.

             Section 6. All agreements related to the Plan shall be in writing and shall be approved by vote of a majority of both (a) the Directors of the Company and (b) the Qualified Directors, cast in person at a meeting called for the purpose of voting on such approval; provided however, that the identity of a particular participating organization executing any such agreement may be ratified by such a vote within 90 days of such execution. Any agreement related to the Plan shall provide:

             A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Directors or by vote of a majority of the outstanding voting securities of Class B Shares of the Fund, on not more than 60 days' written notice to any other party to the agreement; and

             B. That such agreement shall terminate automatically in the event of its "assignment" (as defined below).

             Section 7. The Plan may not be amended to increase materially the amount that may be expended by the Fund pursuant to the Plan without the approval by a vote of a majority of the outstanding voting securities of Class B Shares of the Fund, and no material amendment to the Plan shall be made unless approved by vote of a majority of both (a) the Directors of the Company and (b) the Qualified Directors, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

             Section 8. While the Plan is in effect, the selection and nomination of each Director who is not an "interested person" (as defined below) of the Company shall be committed to the discretion of the Directors who are not interested persons.

             Section 9. To the extent any payments made by the Fund pursuant to a Servicing Agreement are deemed to be payments for the financing of any activity primarily intended to result in the sale of Class B Shares within the context of Rule 12b-1 under the Act, such payments shall be deemed to have been approved pursuant to this Plan. Notwithstanding anything herein to the contrary, the Fund shall not be obligated to make any payments under this Plan that exceed the maximum amounts payable under Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers.

             Section 10. The Company shall preserve copies of the Plan, each related agreement and each report made pursuant to Section 4 hereof, for a period of not less than six





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years from the date of the Plan, such agreement or such report, as the case may be, the first two years in an easily accessible place.

             Section 11. As used in the Plan, (a) the terms "assignment," "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemption as may be granted by the Securities and Exchange Commission, and (b) the term "Qualified Directors" shall mean the Directors of the Company who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan.


             Section 12. The Company, on behalf of the Fund, intends to enter into Shareholder Servicing Agreements with one or more financial institutions serving as Servicing Agents under which such Servicing Agents would be paid a fee for the provision of shareholder services. To the extent any portion of the fees payable under the Shareholder Servicing Agreements is deemed to be for distribution-related services, such fees are approved and may be paid pursuant to the Plan and in accordance with Rule 12b-1 under the Act, provided that the Shareholder Servicing Agreements, to the extent they are deemed to relate to distribution-related services, are approved and otherwise treated in all respects as agreements related to the Plan.


Dated:  November 15, 1995





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